Ex 10.13
SECOND AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
OF THE BOARD OF DIRECTORS OF
1STDIBS.COM, INC.
Effective Date: February 2, 2024
Non-employee members of the board of directors (the “Board”) of 1stdibs.com, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”). This Policy shall become effective on the date set forth above (the “Effective Date”). The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.
Annual Cash Compensation
Each Non-Employee Director shall receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts shall be payable in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.
Annual Cash Retainer for Board Service
•All Non-Employee Directors: $30,000
•Lead Director: $50,000 (in lieu of above)
Annual Cash Retainer for Committee Service
In addition, a Non-Employee Director shall be eligible to receive the following additional annual cash retainers for service in the following roles:
Committee Chair:
•Audit: $20,000
•Compensation: $12,000
•Nominating and Corporate Governance: $8,000
Committee Member:
•Audit: $10,000
•Compensation: $6,000
•Nominating and Corporate Governance: $4,000

Equity Compensation
Each Non-Employee Director shall be granted the following awards under the Company’s 2021 Stock Incentive Plan or its successor (the “2021 Plan”):
•Annual Awards: On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, each Non-Employee Director who shall continue serving as a member of the Board thereafter shall receive a restricted stock unit award (each, an “Annual Award”) under the 2021 Plan with a grant date fair value equal to $150,000. The number of shares of each Annual Award shall be equal to $150,000 divided by the ninety (90)-day trailing average closing price of the Company’s common stock, as determined on the twentieth (20th) day of the last month of the quarter immediately preceding the quarter in which the Annual Award is granted.
•In addition, if a Non-Employee Director is elected to the Board (the date of such election, the “Election Date”) other than at an annual meeting of stockholders, the Non-Employee Director shall receive an Annual Award upon election to the Board that is prorated based upon the number of days between such Non-Employee Director’s Election Date and the one-year anniversary of the most recent annual meeting of the Company’s stockholders.
Each Annual Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the earlier of (i) the first occurring of March 8, June 8, September 8 and December 8 (each, a “Company Vesting Date”) after the annual meeting of stockholders that immediately follows the grant date of such Annual Award and (ii) the consummation of a Change in Control (as defined in the 2021 Plan); provided, that, if a Non-Employee Director is not re-elected to serve on the Board (or decides not to stand for re-election) at the annual meeting of stockholders immediately following the grant date, such Non-Employee Director’s Annual Award will vest on the date of such annual meeting.
•Initial Awards: Each Non-Employee Director who first joins the Board after the Effective Date shall, upon the Election Date, receive a restricted stock unit award (each, an “Initial Award”) under the 2021 Plan with a grant date fair value equal to $150,000. The number of shares of each Initial Award shall be equal to $150,000 divided by the ninety (90)-day trailing average closing price of the Company’s common stock, as determined on the twentieth (20th) day of the last month of the quarter immediately preceding the quarter in which the Initial Award is granted.
Each Initial Award shall vest, subject to the applicable Non-Employee Director’s continued service as a director, in equal annual installments on each of the three (3) anniversaries of first Company Vesting Date after the date of grant. Notwithstanding the foregoing, the Initial Awards shall fully vest on the consummation of a Change in Control during the term of an applicable Non-Employee Director’s service as a director.
The Annual Awards and the Initial Awards shall be subject to the terms and conditions of the 2021 Plan (including the annual limits on non-employee director grants set forth in the 2021 Plan) and a restricted stock unit agreement, including attached exhibits, in substantially the same form approved by the Board for employee grants subject to the terms specified above.

The Board may also approve other equity grants to the Non-Employee Directors under the 2021 Plan in addition to or lieu of grants described in this Policy.
Expenses
The Company shall reimburse the Non-Employee Directors for reasonable and customary out-of-pocket expenses incurred by the Non-Employee Directors in attending Board and committee meetings and otherwise performing their duties and obligations as directors.